Exhibit 99.1

Pyxus International, Inc. 8001 Aerial Center Parkway Post Office Box 2009 Morrisville, NC 27560-2009 USA	Tel: 919 379 4300 Fax: 919 379 4346 www.pyxusintl.com

NEWS RELEASE		Contact:	Joel Thomas
(919) 379-4300

Pyxus International Announces Two New Appointments to Board of Directors

Morrisville, NC – February 14, 2019 – Pyxus International, Inc. (NYSE: PYX), a global value-added agricultural company, announced today that it has appointed Daniel A. Castle, founder of Castle Brand Group, and Nathan A. Richardson, CEO and co-founder of Trade It, Inc., to its Board of Directors, effective February 12, 2019.

“As we move forward in execution of our ‘One Tomorrow’ transformation strategy, we are continuing to expand the experience and skillsets of our company’s leadership,” said Pieter Sikkel, President, CEO and Chairman.

Castle founded Castle Brand Group, a New York-based firm that focuses exclusively on helping companies grow their revenue and market share, in February of 2018 after serving in a number of consumer-facing brand management positions at companies including Sequential Brand Group, Saban Brands and Iconix Brand Group. Most recently, while at Sequential Brand Group, Castle served as the Managing Director of Corporate Development with a focus on growing the Martha Stewart Brand.

“Daniel’s extensive experience in brand strategy and marketing, particularly in the consumer product goods category, will be of tremendous value as we look to grow market share in the categories in which our new business lines compete,” said Sikkel.

Richardson is co-founder and CEO of online trading platform Trade It, Inc., an investing ecosystem which uses API technology to link retail investors and application developers directly to online brokers. Prior to founding Trade It, he served in a leadership role at several companies including Gilt Groupe’s Gilt City and Gilt Man, AOL Live, Bloomberg Media, ContentNext, DowJones Online and Yahoo Finance. Earlier in his career, Richardson worked for various organizations located throughout Senegal, Poland, Saudi Arabia, South Africa and Liberia.

“Given Nathan’s background in entrepreneurship, finance and emerging markets, I am confident he will provide excellent insight and guidance as we continue the evolution of our company,” Sikkel added. “We are pleased that both he and Daniel have joined our Board and look forward to their contributions.”

About Pyxus International, Inc.

Pyxus International, Inc. (NYSE: PYX) is a global agricultural company with 145 years’ experience delivering value-added products and services to businesses and customers. Driven by a united purpose—to transform people’s lives, so that together we can grow a better world—Pyxus International, its subsidiaries and affiliates, are trusted providers of responsibly sourced, independently verified, sustainable and traceable products and ingredients. For more information, visit www.pyxusintl.com.